Exhibit 99.1

Great Elm Capital Corp. (“GECC”) Declares $0.05 Per Common Share Special Cash Distribution and Approves First Quarter 2025 Distribution of $0.37 Per Common Share

PALM BEACH GARDENS, Fl., December 16, 2024 – Great Elm Capital Corp. (the “Company” or “GECC”), (NASDAQ: GECC), a business development company, today is pleased to declare a special cash distribution of $0.05 per common share (the “Special Distribution”). The Special Distribution will be payable on January 15, 2025 to stockholders of record as of December 31, 2024.

In addition, the Company’s Board of Directors has approved a quarterly cash distribution of $0.37 per share for the first quarter of 2025 (the “First Quarter 2025 Distribution”), equating to a 14.5% annualized yield on the Company’s closing market price on December 16, 2024 of $10.24. The First Quarter 2025 distribution will be payable on March 31, 2025 to stockholders of record as of March 17, 2025.

“We are very pleased to announce the 5.7% increase to our base quarterly distribution to $0.37 per share from $0.35 per share,” said Matt Kaplan, GECC’s Chief Executive Officer. “As we look into 2025, we believe our platform is well positioned to continue generating durable long-term income and we are pleased the Board has approved this increase to our base distribution. In addition, we find ourselves in a position to again deliver a special cash distribution to stockholders, attributable to our portfolio’s strong income generation throughout the year.”

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses and CLOs. For additional information, please visit http://www.greatelmcc.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. The key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, without limitation: conditions in the credit markets, our expected financings and investments, including interest rate volatility, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

Source: Great Elm Capital Corp.